Exhibit 10.2

TAX MATTERS AGREEMENT

This Tax Matters Agreement, dated as of September 2, 2022 (this “Agreement”), is between Meta Materials, Inc., a Nevada corporation, on behalf of itself and the Affiliated Group (as defined below) (other than NBH and the NBH Group), on the one hand, and Next Bridge Hydrocarbons, Inc., a Nevada corporation (“NBH”), on behalf of itself and the NBH Group (as defined below), on the other hand. Parent and NBH are referred to in this Agreement collectively as the “Parties” and individually as a “Party.” Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in that certain Distribution Agreement entered into by the Parties as of September 2, 2022 (“Distribution Agreement”).

WHEREAS, as of the date of this Agreement, the Parent, NBH and the members of the NBH Group are members of the consolidated U.S. federal income tax group (as defined in Section 1504(a) of the Code) of which Parent is the common parent corporation, which will join annually in the filing of a consolidated U.S. federal income Tax Return under Section 1501 of the Code, so that the Tax liability of the Affiliated Group is determined under Section 1502 of the Code and the Treasury Regulations thereunder by consolidating the income, expenses, gains, losses and credits of all of the members of the Affiliated Group;

WHEREAS, Parent intends to distribute all of its shares of NBH stock to holders of Parent’s Series A Preferred Stock in redemption of the Series A Preferred Stock (the “Distribution”);

WHEREAS, the Parties wish to provide for the allocation among them of their consolidated federal income tax liability, state and local income tax liability, and certain related matters; and

WHEREAS, after the Effective Date of the Distribution Agreement (the “Distribution Date”), NBH and the NBH Group will no longer be included in the Affiliated Group.

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and agreements contained herein, the parties agree as follows:

Article I.

DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement, the terms set forth below shall be defined as follows:

“Adjustment” means an adjustment determined on an issue-by-issue or transaction by-transaction basis, as appropriate, made by a Taxing Authority with respect to any amount reflected or required to be reflected on any Tax Return.

“Affiliated Group” means Parent, NBH, and all other corporations (including any members of the NBH Group) which may now or from time to time hereafter be eligible or required to be included in a Consolidated Return with Parent as the common parent corporation.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Consolidated Return” means any consolidated, combined or unitary Tax Return filed by Parent for the Affiliated Group with respect to U.S. federal, state or local Taxes, including Taxes imposed or based on net income, net worth or gross receipts.

“Consolidated Return Year” means any taxable period during which the Affiliated Group actually files or is required to file a Consolidated Return, including the taxable year that includes the Effective Date.

“Consolidated Tax Liability” means the Tax liability of the Affiliated Group with respect to a Consolidated Return for a Consolidated Return Year.

“NBH Group” means NBH and each Subsidiary of NBH immediately before the Effective Time, whether or not eligible or required to be included in a Consolidated Return with Parent as the common parent corporation.

“Parent” means (i) Meta Materials, Inc., a Nevada corporation, (ii) any successor common parent corporation described in Treasury Regulations Section 1.1502-75(d)(2)(i) or (ii) (or any comparable provision of state or local law), or (iii) any corporation as to which Parent (or successor corporation described in clause (ii) hereof) is the “predecessor” within the meaning of Treasury Regulations Section 1.1502-1(f)(4), if such corporation acquires Parent (or a successor corporation described in clause (ii) hereof) in a “reverse acquisition” within the meaning of Treasury Regulations Section 1.1502-75(d)(3) (or any comparable provision of state or local law).

“Tax” or “Taxes” means all federal, state, local and foreign income, alternative or add-on minimum tax, gross income, sales, use, ad valorem, gross receipts, value added, franchise, profits, license, transfer, recording, withholding, payroll, employment, excise, severance, stamp occupation, premium, property, windfall profit, custom duty, or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any related interest, penalties, or other additions to tax, or additional amounts imposed by any such Taxing Authority.

“Tax Attribute” means one or more of the following attributes of Parent or a member of the NBH Group: (i) with respect to the Consolidated Return, a net operating loss, a net capital loss, an unused investment credit, an unused foreign Tax credit, an excess charitable contribution, a U.S. federal minimum Tax credit or U.S. federal general business credit (but not Tax basis or earnings and profits) and (ii) any comparable Tax item reflected on any Tax Return (other than for federal income Taxes) filed on a consolidated, combined (including nexus combination, worldwide combination, domestic combination, line of business combination or any other form of combination) or unitary basis.

“Taxing Authority” means any governmental authority or any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

“Tax Returns” means all returns, reports and information statements (including all exhibits and schedules thereto and including amendments) required to be filed with a Taxing Authority with respect to any Taxes.

“Transfer Tax” means all sales, use and transfer Taxes, bulk transfer Taxes, deed Taxes, real property or leasehold interest transfer or gains Taxes, conveyance fees, documentary and recording charges and similar taxes imposed as a result of the transactions contemplated by this Agreement, together with any interest, penalties or additions to such transfer Taxes or attributable to any failure to comply with any requirement regarding Tax Returns.

Article II.

PREPARATION AND FILING OF TAX RETURNS

Section 2.1 Tax Returns.

A. Parent shall prepare and file, or cause to be prepared and filed, the Consolidated Returns for all Consolidated Return Years. NBH shall, and shall cause the NBH Group to, execute and file such consents, elections and other documents that may be required or appropriate for the proper filing of such returns and maintain such books and records and provide such information as Parent may reasonably request in connection with the matters contemplated by this Agreement.

B. The Affiliated Group will jointly file state and local Tax Returns, including returns for Tax periods beginning before and ending after the Distribution, on a combined, consolidated, unitary, or other basis that Parent determines appropriate and beneficial for the Affiliated Group. In the event any such state or local Consolidated Returns are filed, the provisions of this Agreement (including those relating to allocation, preparation, filing, payment, indemnification, information, and Tax audits) shall be applied as is appropriate in the context of the applicable state and local Tax laws as determined in the discretion of Parent. The provisions of this Agreement also apply to any other Taxes of the Affiliated Group.

C. Parent shall prepare and file, or cause to be prepared and filed, all Tax Returns of the NBH Group not described in Section 2.1A or Section 2.1B that are required to be filed before the Distribution Date.

D. NBH shall, on a timely basis and at its own expense, prepare and file, or cause to be prepared and filed, all Tax Returns not described in Section 2.1A or Section 2.1B required to be filed by NBH or a member of the NBH Group after the Distribution Date and shall pay in full any Taxes shown due thereon. NBH shall not amend or refile, or permit to be amended or refiled, any Tax Return described in Section 2.1A or Section 2.1B.

Section 2.2 Preparation of Consolidated Returns. With respect to all Consolidated Returns, Parent shall have the right to (i) subject to the review and comment of NBH, which comments Parent shall be required only to consider in good faith, make any elections which are employed in the filing of such Consolidated Returns, including any elections denominated as such in the Code such as choice of methods of accounting and depreciation; (ii) subject to the review and comment of NBH, which comments Parent shall be required only to consider in good faith, determine the manner in which Consolidated Returns shall be prepared and filed, including without limitation, the manner in which any item of income, gain, loss, deduction or credit shall be reported; (iii) contest, compromise or settle any adjustment or deficiency proposed, asserted or assessed as a result of any audit of any such returns; (iv) file, prosecute, compromise or settle any claim for refund; (v) determine whether any refunds to which the Affiliated Group may be entitled shall be paid by way of refund or credit against the Tax liability of the Affiliated Group and (vi) subject to the review and comment of NBH, which comments Parent shall be required only to consider in good faith, allocate Tax assets and attributes including losses, credits and earnings and profits.

Section 2.3 Amended Tax Returns.

A. Subject to Section 2.1D, except to reflect the resolution of any dispute between the Parties resolved pursuant to Section 4.1, subject to the review and reasonable comment of Parent, which comments NBH shall be required only to consider in good faith, NBH shall be permitted, and shall be permitted to allow any member of the NBH Group, to amend any Tax Return of the NBH Group for any Tax period ending on or before the Distribution Date.

B. Except to reflect the resolution of any dispute between the Parties resolved pursuant to Section 4.1, subject to the review and reasonable comment of NBH, which comments Parent shall be required only to consider in good faith, Parent shall be permitted, and shall be permitted to allow any member of the Affiliated Group, to amend any Consolidated Return for any Tax Period ending on or before the Distribution Date.

Section 2.4 Right to Review. The Party responsible for preparing (or causing to be prepared) any Tax Return under this Article II shall make such Tax Return and related work papers available for review by the other Party, if requested, to the extent (i) such Tax Return relates to Taxes for which the requesting Party would be liable under Article III or (ii) such Tax Return relates to Taxes for which the requesting Party would reasonably be expected to have a claim for a Tax refund under this Agreement. The Party responsible for preparing (or causing to be prepared) the relevant Tax Return shall (x) use its reasonable efforts to make such portion of such Tax Return available for review as required under this paragraph sufficiently in advance of the due date for the filing of such Tax Return to provide the requesting Party with a meaningful opportunity to analyze and comment on such Tax Return and (y) consider in good faith any comments provided by the requesting Party.

Section 2.5 Tax Audits.

A. The Parties acknowledge and agree that the Parent is, and shall continue to be, authorized to undertake any and all actions that are within the scope of Parent’s authority under the Code or the applicable Treasury Regulations, as the common parent corporation of the Consolidated Group in connection with the filing of any Consolidated Returns and any U.S. federal income tax audit, examination or other tax proceeding involving Taxes filed on a group basis. Parent shall have the authority to control, settle and resolve any dispute relating to any Consolidated Returns with the Internal Revenue Service (the “IRS”) or any other Taxing Authority; provided, however, that Parent shall keep NBH duly informed of the progress thereof to the extent that such Tax Proceeding (as defined below in Section 2.5B) or Tax Claim (as defined below in Section 2.5B) could directly or indirectly affect (adversely or otherwise) any member of the NBH Group and that NBH shall have the right to review and comment on any and all submissions made to the IRS, a court, or other Taxing Authority with respect to such Tax Claim or Tax Proceeding and that Parent will consider such comments in good faith. If Parent provides written notice to NBH of its intent to settle or resolve any such Tax Proceeding or Tax Claim (the “Proposed Resolution”), NBH shall have thirty (30) days (or such shorter time as is necessary to avoid material prejudice to Parent or any member of the Affiliated Group, which shorter period Parent shall provide notice of to NBH) within which to provide any objection thereto in writing. If the Parties are unable to reach an agreement within thirty (30) days (or such shorter time as is necessary to avoid material prejudice to Parent or any member of the Affiliated Group, which shorter period Parent shall provide notice of to NBH) after Parent’s receipt of NBH’s written objection to any potential settlement or resolution by Parent of any such Tax Claim or Tax Proceeding, the objection shall be resolved by an independent, nationally recognized accounting firm mutually selected by the Parties (the “Accounting Firm”). The Accounting Firm shall determine whether it is “more likely than not” that an alternative settlement or resolution of such Tax Proceeding or Tax Claim could reasonably be obtained that imposes less liability on the NBH Group (either under this Agreement or applicable law) than the Proposed Resolution and no greater liability on Parent or its affiliates (either under this Agreement or applicable law) than the Proposed Resolution (such settlement or resolution, the “Alternative Resolution”). If the Accounting Firm determines that an Alternative Resolution is reasonably available, Parent shall not enter into the Proposed Resolution. The determination by the Accounting Firm shall be final and binding upon the Parties. Each of Parent and NBH shall bear all fees and costs incurred by it in connection with the resolution of any such Tax Proceeding or Tax Claim, except that (i) the Parties shall each pay one-half (50%) of the fees and expenses of the Accounting Firm, and (ii) without prejudice to Parent’s rights under Section 3.3B, if the Alternative Resolution requires pursuing the settlement or resolution of such Tax Claim or Tax Proceeding in a different forum than the forum in which the Proposed Resolution arose, NBH shall bear all fees and costs incurred in connection with the Tax Proceeding or Tax Claim following the Accounting Firm’s determination.

B. If any claim, demand, assessment (including a notice of proposed assessment) or other assertion is made with respect to federal income Taxes against Parent or any member of the NBH Group the calculation of which involves a matter covered in this Agreement (“Tax Claim”) or if Parent or NBH receives any notice from any jurisdiction with respect to any current or future audit, examination, investigation or other proceeding (“Tax Proceeding”) involving Parent or any member of the NBH Group or that otherwise could involve a matter covered in this Agreement and could directly or indirectly affect Parent or any member of the NBH Group (adversely or otherwise), then Parent or NBH, as applicable, shall promptly notify Parent or NBH, as applicable, of such Tax Claim or Tax Proceeding. Each of the Parent and NBH shall retain all Tax Returns, schedules, work papers and other Tax records relating to matters or periods covered by this Agreement until the expiration of the statute of limitations applicable to such underlying Taxes. Notwithstanding the foregoing, the delay or failure of any party to give notice to the other party as provided in this Section 2.5B shall not relieve the other Party of its obligations, if any, under this Agreement, except to the extent that such other Party is actually and substantially prejudiced by such delay or failure to give notice.

Section 2.6 Special Rules Relating to the Preparation of Tax Returns.

A. General. Except as provided in this Section 2.6, NBH shall prepare (or cause to be prepared) any Tax Return for which it is responsible under this Article II in accordance with past practices, accounting methods, elections or conventions (“Past Practices”) used by the Parent prior to the Distribution Date with respect to such Tax Return to the extent permitted by applicable law, and to the extent any items, methods or positions are not covered by Past Practices, as directed by Parent to the extent permitted by applicable law.

B. Election to File Joint Tax Returns. Parent shall be entitled to file any Consolidated Return if the filing of such Tax Return is elective under applicable Tax law. Each member of the Affiliated Group shall execute and file such consents, elections and other documents as may be required, appropriate or otherwise requested by Parent in connection with the filing of such Consolidated Returns.

C. Preparation of Transfer Tax Returns. The Party required under applicable Tax law to file any Tax Returns in respect of Transfer Taxes shall prepare and file (or cause to be prepared and filed) such Tax Returns. If required by applicable Tax law, Parent and NBH shall, and shall cause their respective affiliates to, cooperate in preparing and filing, and join the execution of, any such Tax Returns.

Section 2.7 Accumulated Earnings and Profits, Initial Determination and Subsequent Adjustments. Within one hundred and eighty (180) days following the Distribution Date, Parent shall notify NBH of the balance of accumulated earnings and profits on Parent’s Tax records as of the Distribution Date which are allocable to the business of any member of the NBH Group, as calculated in accordance with the appropriate provisions of the Code and the Treasury Regulations thereunder (including Section 312(h) of the Code and Treasury Regulations Section 1.312-10 or any successor regulation thereto) by Parent. The notice provided by Parent to NBH hereunder shall include supporting documentation which details the calculation of earnings and profits allocated to the business of any member of the NBH Group as of the Distribution Date. Within sixty (60) days after filing the Consolidated Return for the taxable year that includes the Distribution Date, Parent shall notify NBH of any adjustments in Parent’s earnings and profits as of the Distribution Date and shall provide to NBH supporting documentation which details the recalculation of Parent earnings and profits allocable to the business of any member of the NBH Group as of the Distribution Date.

Article III.

RESPONSIBILITY FOR TAX

Section 3.1 Payment of Tax Liabilities. With respect to any payment of Tax (including any estimated payment of Tax) made or required to be made by Parent or its Subsidiaries with respect to a Consolidated Return filed or to be filed on behalf of the Affiliated Group following the Distribution Date, NBH shall pay to Parent, not later than twenty (20) days before the due date of such payment of Tax, an amount equal to, without duplication, the NBH Affiliated Group Tax Liability (as defined below in Section 3.4A) and Distribution Tax Liability (as defined below in Section 3.4C) with respect to such payment.

Section 3.2 Adjustments to Tax Liabilities. If, with respect to any taxable year the Consolidated Tax Liability or any member’s separate Tax liability is subject to an Adjustment, or the Affiliated Group pays additional Taxes with respect to a Consolidated Return, including by reason of any of the events specified in Section 6213(b) or (d) of the Code, then NBH shall pay to Parent, not later than twenty (20) days after Parent notifies NBH of such Adjustment or payment, the amount of such Adjustment or payment that is an NBH Affiliated Group Tax Liability, if any.

Section 3.3 Indemnification.

A. NBH shall indemnify and hold harmless Parent and members of the Affiliated Group (other than NBH and members of the NBH Group) against the amount of any and all liability, loss, expense or damage Parent and members of the Affiliated Group (other than NBH and members of the NBH Group) may suffer or incur after the Distribution Date as a result of any or all claims, demands, costs or expenses (including, without limitation, attorneys’ and accountants’ fees), interest, penalties or judgments made against it arising from or incurred in relation to (i) any failure of NBH to pay any amount to Parent with respect to NBH’s obligations under Section 3.1 and Section 3.2 of this Agreement, (ii) any and all Taxes (other than Taxes in respect of Consolidated Returns) of members of the NBH Group for any taxable year or period, and (iii) any NBH Affiliated Group Tax Liability, Distribution Tax Liability or other Tax liabilities allocated to the NBH Group under this Agreement. NBH shall be able to offset any liabilities that are owed by Parent to NBH under Section 3.3.B for any payments that are owed under this Section 3.3.A.

B. Parent shall indemnify and hold harmless NBH and the members of the NBH Group against the amount of any and all liability, loss, expense or damage NBH and members of the NBH Group may suffer or incur after the Distribution Date as a result of any or all claims, demands, costs or expenses (including, without limitation, attorneys’ and accountants’ fees), interest, penalties or judgments made against it arising from or incurred in relation to any and all Taxes, other than any NBH Affiliated Group Tax Liability, Distribution Tax Liability or other liability for Taxes for which NBH is required to indemnify Parent pursuant to Section 3.3A, (i) in respect of all Consolidated Returns, including but not limited to Taxes for which the NBH Group is liable under Treasury Regulation Section 1.1502-6 or any comparable provision of state or local tax law, and (ii) imposed on Parent or any member of the Affiliated Group (other than NBH or a member of the NBH Group or any predecessor thereof) and (a) for which the NBH Group is liable pursuant to any contract entered into before the Distribution Date (excluding, for the avoidance of doubt, this Agreement and the Distribution Agreement) or (b) which may be collected from NBH or a member of the NBH Group pursuant to applicable law. Parent shall be able to offset any liabilities that are owed by NBH to Parent under Section 3.1, Section 3.2 or Section 3.3A for any payments that are owed under this Section 3.3B.

Section 3.4 Allocation of Tax Liabilities.

A. Allocation of Consolidated Tax Liabilities

(i) For each taxable period in which NBH and/or any other member of the NBH Group is included in the Affiliated Group, the “NBH Affiliated Group Tax Liability” with respect to any Consolidated Return filed or required to be filed with respect to the Affiliated Group shall equal the hypothetical separate return Tax liability of NBH and the NBH Group, calculated as though NBH and the NBH Group had filed such a Consolidated Return for such taxable period that included only NBH and the NBH Group, and determined, in the case of any U.S. federal income tax liability, in accordance with the provisions of Treasury Regulations Section 1.1552-1(a)(2)(ii) (treating references to a “member” therein as references to NBH and the NBH Group, and including the adjustments under clauses (a)(i) thereof), with such hypothetical Consolidated Return prepared:

(a) assuming that the members of the NBH Group were not included in the Affiliated Group and by including only Tax items of the members of the NBH Group that are included in the Consolidated Return;

(b) except as provided in Section 3.4A(i)(d) hereof, using all elections, accounting methods and conventions used on the Consolidated Return for such period;

(c) applying the highest statutory marginal corporate income Tax rate in effect for such taxable period; and

(d) assuming that the NBH Group elects not to carry back any net operating losses and may elect either to deduct or take a credit for foreign Taxes paid or deemed paid (and to carryback or carryforward any excess foreign Taxes).

(ii) NBH and the NBH Group’s federal income Tax liability for the taxable year during which NBH and the NBH Group cease to be members of the Affiliated Group shall be determined in accordance with the provisions of Treasury Regulations Section 1.1502-76(b)(2) by closing the books of NBH and the other members of the NBH Group as of the end of the last day of the Consolidated Return Year and taking into account only items accruing during the portion of the taxable year ending on such date in computing such liability. Items shall not be pro-rated in accordance with clauses (ii) or (iii) of Treasury Regulations Section 1.1502-76(b)(2), except to the extent Parent in its discretion determines that it is impracticable to allocate particular items in accordance with the preceding sentence.

(iii) The parties acknowledge that the allocation of federal Tax liability provided for by this Section 3.4A is for purposes of determining the Parties’ actual payment obligations to each other with respect to Taxes of the Affiliated Group for the Consolidated Return Year and not for purposes of computing earnings and profits pursuant to Section 1552 of the Code. Each of Parent and NBH recognizes that such allocation may differ from the allocation provided by Section 1552 of the Code for earnings and profits purposes.

B. Preparation and Delivery of Pro Forma Tax Returns. Not later than ninety (90) days following the date on which the related Consolidated Return is filed with the appropriate Taxing Authority, Parent shall prepare and deliver to NBH pro forma Tax Returns calculating the NBH Affiliated Group Tax Liability which is attributable to the period covered by such filed Tax Return.

C. Allocation of Tax Liabilities Arising from the Distribution. For purposes of this Agreement, notwithstanding the provisions of Section 3.4A, all Tax liabilities arising or resulting from the Distribution (“Distribution Tax Liability”) shall be borne by the NBH Group.

Section 3.5 Tax Attributes. Not later than ninety (90) days following the filing of the Consolidated Return for each taxable year, Parent shall determine the aggregate amount of the Tax Attributes of the Affiliated Group that are allocable to the NBH Group as of the end of such year and shall inform NBH of such determination.

Section 3.6 Allocation of Additional Tax Liabilities. Each Party shall be entitled to retain or be paid all refunds of Tax received, whether in the form of payment, credit or otherwise, from any Taxing Authority with respect to any Tax for which such Party is responsible under this Article III.

Article IV.

GENERAL PROVISIONS

Section 4.1 Resolution of Disputes. In the event of any dispute relating to the application of the Tax laws of the United States (or any jurisdiction within the United States) as relates this Agreement, the Parties shall work together in good faith to resolve such dispute within thirty (30) days. In the event that such dispute is not resolved, upon written notice by a Party after such thirty (30)-day period, the matter shall be referred to U.S. Tax counsel or other U.S. Tax advisor of recognized national standing (the “Tax Arbiter”) that will be jointly chosen by Parent and NBH; provided, however, that, if Parent and NBH do not agree on the selection of the Tax Arbiter after five (5) days of good faith negotiation, the Tax Arbiter shall consist of a panel of, as applicable, U.S. Tax counsel or other U.S. Tax advisors of recognized national standing with one member chosen by Parent, one member chosen by NBH, and a third member chosen by mutual agreement of the other members within the following ten (10)-day period. Each decision of a panel Tax Arbiter shall be made by majority vote of the members. The Tax Arbiter may, in its discretion, obtain the services of any third party necessary to assist it in resolving the dispute. The Tax Arbiter shall furnish written notice to the Parties to the dispute of its resolution of the dispute as soon as practicable, but in any event no later than ninety (90) days after acceptance of the matter for resolution. Any such resolution by the Tax Arbiter shall be binding on the Parties, and the Parties shall take, or cause to be taken, any action necessary to implement such resolution. All fees and expenses of the Tax Arbiter shall be shared equally by the Parties to the dispute. In the case of any dispute involving the Tax laws of a jurisdiction other than the United States (or any jurisdiction within the United States), the provisions of this Section 4.1 shall apply to such dispute mutatis mutandis.

Section 4.2 Tax Sharing Agreements. All Tax sharing, indemnification and similar agreements, written or unwritten, as between Parent, on the one hand, and NBH, on the other (other than this Agreement, the Distribution Agreement and any other transaction document), shall be or shall have been terminated no later than the Effective Time and, after the Effective Time, neither Parent nor NBH shall have any further rights or obligations under any such Tax sharing, indemnification or similar agreement.

Section 4.3 General Cooperation. The Parties shall each reasonably cooperate with all reasonable requests in writing from the other Party, or from an agent, representative or advisor to such Party, in connection with the preparation and filing of Tax Returns, claims for Tax refunds, Tax Proceedings and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of any of the Parties covered by this Agreement and the establishment of any reserve required in connection with any financial reporting matter (a “Tax Matter”). Such cooperation shall include the provision of any information reasonably necessary or helpful in connection with a Tax Matter and shall include the execution of any document (including any power of attorney) that are reasonably necessary to permit a Party to exercise its rights hereunder in connection with any Tax Proceedings of any of the Parties. Each Party shall make its employees, advisors and facilities available, without charge, on a reasonable and mutually convenient basis in connection with the foregoing matters.

Section 4.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 4.2):

if to the Parent:

Meta Materials, Inc.

85 Swanson Road

Boxborough, MA 01719

Attention: [ ]

Email: [ ]

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

12235 El Camino Real

San Diego, CA 92130

Attention: Tom Hornish

Email: thornish@wsgr.com

if to NBH:

Next Bridge Hydrocarbons, Inc.

6300 Ridglea Place, Suite 950

Fort Worth, Texas 76116

Attention: Clifton Dubose

Email: cdubose@nextbridgehydrocarbons.com

with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP

Attention: Jason A. Schumacher

2501 N. Harwood Street, Floor 17

Dallas, Texas 75201

Email: jschumacher@omm.com

Section 4.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner.

Section 4.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 4.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Nevada District Court; provided, however, that if jurisdiction is not then available in a Nevada District Court, then any such legal action may be brought in any federal court located in the State of Nevada or any other Nevada state court. The Parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any action arising out of or relating to this Agreement brought by any Party hereto, and (b) agree not to commence any action relating thereto except in the courts described above in Nevada, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Nevada as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action arising out of or relating to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the courts in Nevada as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the action in any such court is brought in an inconvenient forum, (ii) the venue of such action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 4.8 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.6.

Section 4.9 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 4.10 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 4.11 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in a Nevada District Court or, if that court does not have jurisdiction, any court of the United States located in the State of Nevada without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 4.12 Expenses. Except as set forth elsewhere in this Agreement, all expenses incurred in connection with this Agreement shall be paid by the Party incurring such expenses.

Section 4.13 Amendment. This Agreement may be amended in writing by the Parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the Parties hereto.

Section 4.14 Waiver. Any Party to this Agreement may, at any time prior to the Effective Time, (a) extend the time for the performance of any obligation or other act of the other Parties hereto, (b) waive any inaccuracy in the representations and warranties of another Party hereto contained herein or in any document delivered by another Party pursuant hereto and (c) waive compliance with any agreement of another Party hereto or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.

Section 4.15 Entire Agreement. This Agreement and the Distribution Agreement contain the entire understanding of the Parties hereto with respect to the subject matter contained herein and supersedes all prior written, oral or implied understandings, representations and agreements among the parties with respect thereto.

Section 4.16 Term. This Agreement shall be effective as of September 2, 2022 and shall apply to and govern all subsequent taxable periods, unless the Parties hereto each agree in writing to terminate this Agreement. Notwithstanding any such termination, this Agreement shall continue in effect with respect to any payment due from one Party to the other with respect to any taxable period occurring prior to the effective date of the termination of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parent and NBH have caused this Tax Matters Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

META MATERIALS, INC.

By:	/s/ Kenneth Rice
Name: Kenneth Rice
Title: Chief Financial Officer and Chief Operating Officer

NEXT BRIDGE HYDROCARBONS, INC.

By:	/s/ George Palikaras
Name: George Palikaras
Title: President